Exhibit 99-1
NEWSQUEST PLC
CONSOLIDATED PROFIT AND LOSS ACCOUNT (UNAUDITED)

For the 26 weeks ended 4 July 1999 and the 27 weeks ended 5 July 1998

                                                   1999          1998
                                                British       British
                                                 Pounds        Pounds
                                                  000's         000's


Turnover                                        161,955       157,147

Cost of sales                                   (37,600)      (34,875)
                                               ---------     ---------
Gross profit                                    124,355       122,272

Other operating expenses                        (76,271)      (77,724)
                                               ---------     ---------
Operating profit                                 48,084        44,548

Net interest payable                             (5,268)       (9,262)
                                               ---------     ---------
Profit before taxation                           42,816        35,286

Tax charge on profit                            (13,059)      (11,115)
                                               ---------     ---------
Profit for the period                            29,757        24,171
                                               =========     =========

Basic earnings per share (pence)                   0.15          0.12
                                               =========     =========

Diluted earnings per share (pence)                 0.15          0.12
                                               =========     =========


See accompanying note to the financial statements.

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NEWSQUEST PLC
CONSOLIDATED BALANCE SHEET  (UNAUDITED)

At 4 July 1999
                                                       1999           1999
                                                    British        British
                                                     Pounds         Pounds
                                                      000's          000's
Fixed assets
Intangible assets                                                  330,508
Tangible assets                                                     67,379
Investments                                                            410
                                                                  ---------
                                                                   398,297
Current assets
Stocks                                                1,654
Debtors                                              44,366
Prepayments and other debtors                         4,743
Pension prepayment due after one year                   979
Cash at bank and in hand                              3,386
                                                   ---------
                                                     55,128
Creditors
Amounts falling due within one year                 (75,144)
                                                   ---------
Net current liabilities                                            (20,016)
                                                                  ---------
Total assets less current liabilities                              378,281

Creditors
Amounts falling due after more than one year                      (116,731)

Provisions for liabilities and charges                              (5,241)
                                                                  ---------
Net assets                                                         256,309
                                                                  =========

Capital and reserves
Called up share capital                                              1,965
Share premium                                                      249,986
Capital redemption reserve                                             831
Profit and loss account                                              3,527
                                                                  ---------
Equity shareholders' funds                                         256,309
                                                                  =========

See accompanying note to the financial statements.

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NEWSQUEST PLC
CONSOLIDATED CASH FLOW STATEMENT (UNAUDITED)

For the 26 weeks ended 4 July 1999 and the 27 weeks ended 5 July 1998

                                                        1999            1998
                                                     British         British
                                                      Pounds          Pounds
                                                       000's           000's

Cash flow from operating activities                   54,002          49,483

Returns on investments and servicing of finance      (10,591)         (7,675)

Taxation paid                                         (1,168)

Capital expenditure and financial investment          (6,515)         (5,421)

Acquisitions and disposals                              (907)         (2,060)

Equity dividends paid                                 (7,821)              -
                                                    ---------       ---------
Net cash inflow before use of liquid
  resources and financing                             27,000          34,327

Management of liquid resources                                         2,000

Financing                                            (21,951)        (32,476)
                                                    ---------       ---------
Increase in cash                                       5,049           3,851
                                                    =========       =========

See accompanying note to the financial statements.

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NEWSQUEST PLC
NOTE TO THE FINANCIAL STATEMENTS

1.  Accounting Policies and Financial Statement Presentation

    The consolidated financial statements of Newsquest plc and its subsidiaries have been prepared in accordance with Accounting Standards currently applicable in the United Kingdom (UK GAAP), which differs in certain significant respects from US GAAP. The primary difference relates to accounting for intangible assets.

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